Filed Pursuant to Rule 424 (b)(2)
Registration Statement No. 333-213265
(To Prospectus dated November 4, 2016,
Prospectus Supplement dated November 4, 2016 and
Product Supplement EQUITY INDICES ARN-1 dated December 22, 2016)

1,034,500 Units $10 principal amount per unit CUSIP No. 097098446	Pricing Date Settlement Date Maturity Date	February 15, 2019 February 22, 2019 February 26, 2021

BofA Finance LLC
Accelerated Return Notes® Linked to the Hang Seng China Enterprises Index
Fully and Unconditionally Guaranteed by Bank of America Corporation
●
Maturity of approximately two years
●
2-to-1 upside exposure to increases in the Index, subject to a capped return of 63.10%
●
1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk
●
All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
●
No periodic interest payments
●
In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.
●
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-4 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.412 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$10,345,000
Underwriting discount	$0.20	$206,900
Proceeds, before expenses, to BofA Finance	$9.80	$10,138,100
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
February 15, 2019

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Summary
The Accelerated Return Notes® Linked to the Hang Seng China Enterprises Index, due February 26, 2021 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Hang Seng China Enterprises Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The Hang Seng China Enterprises Index (Bloomberg symbol: “HSCEI”), a price return index
Starting Value:	10,937.33
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the maturity valuation period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-17 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	200%
Capped Value:	$16.31 per unit, which represents a return of 63.10% over the principal amount.
Maturity Valuation Period:	February 17, 2021, February 18, 2021, February 19, 2021, February 22, 2021 and February 23, 2021
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES ARN-1 dated December 22, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516802321/d316490d424b5.htm
■	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■
You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
■
You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Index.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Hypothetical Payout Profile and Examples of Payments at Maturity
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 200% and the Capped Value of $16.31 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 200%, the Capped Value of $16.31 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$16.00	60.00%
140.00	40.00%	$16.31(2)	63.10%
150.00	50.00%	$16.31	63.10%
160.00	60.00%	$16.31	63.10%
170.00	70.00%	$16.31	63.10%
180.00	80.00%	$16.31	63.10%
190.00	90.00%	$16.31	63.10%
200.00	100.00%	$16.31	63.10%
210.00	110.00%	$16.31	63.10%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 10,937.33, which was the closing level of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $14.00 Redemption Amount per unit
Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 140.00
= $18.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $16.31 per unit
Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-4 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and  the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
■	We are a finance subsidiary and, as such, will have limited assets and operations.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Index, BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes within the People’s Republic of China.
■
BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
■
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While BAC and our other affiliates may from time to time own securities of companies included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-26 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Additional Risk Factors
An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from an emerging market.
The stocks included in the Index have been issued by companies incorporated in the People’s Republic of China, some of which are owned by the Chinese government. Many emerging nations, including the People’s Republic of China, are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in countries with emerging markets, such as the People’s Republic of China, issuers of securities face the threat of expropriation of their assets, restrictions on foreign ownership and/or nationalization of their businesses. The economic and financial data about emerging market countries may also be unreliable. Any of the above factors may have an adverse impact on the level of the Index, and therefore, the value of your notes.
Other Terms of the Notes
The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.
Market Measure Business Day
A “Market Measure Business Day” means a day on which:
(A)	the Hong Kong Stock Exchange (or any successor) is open for trading; and
(B)	the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, HIS Services Limited (“HIS” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section of product supplement EQUITY INDICES ARN-1 beginning on page PS-20 entitled “Description of ARNs—Discontinuance of an Index.”  None of us, BAC, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The Hang Seng China Enterprises Index
The Hang Seng China Enterprises Index (the “HSCEI”) is compiled, published and managed by Hang Seng Indexes Company Limited (“HSIL”), a wholly-owned subsidiary of the Hang Seng Bank. The HSCEI is a free float-adjusted market capitalization weighted index with a 10% cap on individual constituent weightings. The HSCEI is calculated and disseminated in real-time at 2-second intervals during the trading of the Stock Exchange of Hong Kong. Launched on August 8, 1994, the HSCEI is comprised of H-shares, which are Hong Kong listed shares of Chinese mainland enterprises (“H-share companies”); Red-chips, which are securities with a minimum of 30% of shareholdings held by Mainland entities (including state-owned organizations); and P-chips, which are companies that have more than 50% of their sales revenue (or profits or assets, if more appropriate) derived from mainland China, but which are not H-shares or Red-chips.
The HSCEI had a base value of 1,000 at launch, but was rebased as of January 3, 2000 with a value of 2,000. The HSCEI is reviewed quarterly with data cut-off dates of the end of March, June, September and December of each year. The number of constituents of the HSCEI is fixed at 50, broken down into a fixed number of 40 H-shares and a total of 10 Red-chips and P-chips.
Implementation of Adding 10 Red-chip and P-chip constituents
In May 2017, HSIL announced that Red-chips and P-chips would begin to be included in the HSCEI in March 2018. HSIL announced in August 2017 that the Red-chips and P-chips constituents will be added to the HSCEI in five phases over a 12-month period by applying the following inclusion factor and adjusted cap level in each phase:
Phase	Month	Inclusion Factor	Adjusted Cap Level
1	March 2018	0.2	2%
2	June 2018	0.4	4%
3	September 2018	0.6	6%
4	December 2018	0.8	8%
5	March 2019	1.0	10%
Eligibility Criteria
A component stock is selected or removed from the HSCEI quarterly based on the following selection criteria and process:
Stocks should be listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive), in order to be considered in the index review.
The turnover velocity in each of the past 12 months is calculated by observing the quotient of the (i) median of daily traded shares in such calendar month and (ii) free float-adjusted issued shares at such calendar month end. In order to meet the turnover requirement, a stock should have (i) minimum turnover velocity of 0.1% for at least 10 out of the past 12 months, and (ii) for the latest three months, minimum turnover velocity of 0.1% for all three months. For an existing constituent, only (a) needs to be fulfilled.
However, if an existing constituent fails to meet the turnover requirement in (a), then a supplementary turnover test is applied for those months in which the turnover velocity is less than 0.1%. The monthly aggregate turnover is calculated, and if that turnover is among the top 90th percentile of the total market—which includes securities primarily listed on the Main Board of the Stock Exchange of Hong Kong, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds or other derivatives—then the constituent passes the monthly turnover test for that month. The constituent will meet the turnover requirement if (a) is fulfilled after applying the supplementary test.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
●
For a stock with a trading history of less than 12 months or a stock that has transferred from the Growth Enterprise Market to the Main Board in the past 12 months before the data review cut-off date the following requirements apply with respect to turnover velocity:

o	If less than 6 months, the minimum turnover velocity must be 0.1% for all trading months.
o
If greater than or equal to 6 months, (i) the stock cannot have more than one month in which it has failed to obtain a turnover velocity of at least 0.1% and (ii) for the latest three months, a stock needs to have attained a turnover velocity of at least 0.1% for all three months if it is not an existing constituent.

●
For a stock which has been suspended for any of the complete month(s) during the past 12 months before the review cut-off date, the relevant month(s) will be excluded from the velocity calculation. The stock should meet the requirements as described above.

There are additional eligibility criteria for Red-chips and P-chips—namely, such stocks are subject to listing history requirements, price volatility requirements, and financial requirements. In terms of the listing history requirements, for stocks listed through an initial public offering, such stocks should have been listed for at least three years, starting from the listing date to the review cut-off date (inclusive of both dates). For stocks listed through a backdoor listing, such stocks should have been listed for at least six years, starting from the listing date to the review cut-off date (inclusive of both dates).
Regarding the price volatility requirements, the past one-month, three-month and 12-month historical price volatility of a stock should not be greater than three times the historical price volatility of the HSCEI for the respective period. The stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.
Regarding the financial requirements, the following parameters recorded in the annual reports of a stock should be greater than zero for three consecutive fiscal years: (a) net profit attributable to equity holders of the company; (b) net cash generated from operating activities; and (c) cash dividends.
Constituent Selection
H-Shares
All eligible H-share stocks are ranked in terms of Combined Market Value (“MV”) Score, calculated from MV rank and Free float-adjusted Market Value (“FFMV”) rank using the below formula. The “MV” of an individual stock refers to the average of month-end H-share MVs for the past 12 months (“12-month-average MV”) of any review period and “FFMV” of an individual stock refers to the 12-month-average MV after free float adjustment.
(1) 0.5 MV Rank + 0.5 FFMV Rank = Combined MV Score
(2) rank of the Combined MV Score = Combined MV Rank
If two H-share constituents have the same Combined MV Score, a higher rank will be assigned to the stock with the higher MV Rank. The top 40 eligible H-share stocks with the highest Combined MV Rank will be selected as constituents of the HSCEI subject to a buffer zone where existing constituents ranked 49th or lower will be removed from the HSCEI while non-constituent stocks ranked 32nd or above will be included. In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest Combined MV Rank will be removed from the index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest Combined MV Rank will be added to the index in order to maintain the number of H-share constituents at 40.
Red-chip and P-chip
Throughout the Red-chip and P-chip transition period (from the March 2018 rebalancing to the March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period, with the data cut-off date being December 31, 2017.
All eligible Red-chip and P-chip stocks are ranked in terms of Combined MV Score, calculated from MV rank and FFMV rank using the below formula The “MV” of an individual stock refers to the average of month-end H-share MVs for the past 12 months (“12-month-average MV”) of any review period and “FFMV” of an individual stock refers to the 12-month-average MV after free float adjustment:
(1) 0.5 MV Rank + 0.5 FFMV Rank = Combined MV Score
(2) rank of the Combined MV Score = Combined MV Rank
If two Red-chip and P-chip constituents have the same Combined MV Score, a higher rank will be assigned to the stock with the higher MV Rank. Throughout the Red-chip and P-chip transition period (from the March 2018 rebalancing to the March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period, with the data cut-off date being December 31, 2017.
The top 10 eligible Red-chip and P-chip stocks with the highest Combined MV Rank will be selected as constituents of the HSCEI, with no buffer zone applied for these 10 constituents.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Calculation Methodology
The HSCEI is calculated using the following formula:

The FAF represents the proportion of shares that are free floated as a percentage of the issued shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is calculated so that no constituent stock has a weighting that exceeds 10%. The FAF, CF and IS are adjusted quarterly.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through February 15, 2019.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 10,937.33.
Historical Performance of the Index

16,000
15,000
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
License Agreement
We will enter into an agreement with HSCEI providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the HSCEI, which is owned and published by HSCEI, in connection with certain securities, including the notes.

THE HSCEI IS PUBLISHED AND COMPILED BY HSCEI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSCEI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY THE ISSUER IN CONNECTION WITH THE NOTES, BUT NEITHER HSCEI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON, (i) THE ACCURACY OR COMPLETENESS OF THE HSCEI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSCEI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG CHINA ENTERPRISES INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSCEI SERVICES LIMITED WITHOUT NOTICE.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSCEI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSCEI BY THE ISSUER IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSCEI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSCEI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSCEI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI- CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSCEI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement EQUITY INDICES ARN-1.
MLPF&S Reorganization
The current business of MLPF&S is being reorganized into two affiliated broker-dealers.  MLPF&S and a new broker-dealer, BofAML Securities, Inc. (“BofAMLS”).  MLPF&S will be assigning its rights and obligations as selling agent for the notes under our distribution agreement to BofAMLS effective on the “Transfer Date”.  Effective on the Transfer Date, BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the notes, acting as calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes, estimating the value of the notes using pricing models, and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAMLS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAMLS to the extent these services are to be performed on or after the Transfer Date.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 50 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments.

■
The discussion in the accompanying prospectus under “U.S. Federal Income Tax Considerations — Foreign Account Tax Compliance Act” is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-26 of product supplement EQUITY INDICES ARN-1. In addition, any reference to “Morrison & Foerster LLP” in the aforementioned tax discussions in product supplement EQUITY INDICES ARN-1 should be read as a reference to “Sidley Austin LLP.”
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.
Sidley Austin LLP, New York, New York, is acting as counsel to MLPF&S and as special counsel to BofA Finance and BAC.

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to the Hang Seng Enterprises Index, due February 26, 2021
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Accelerated Return Notes®” and “ARNs®” are BAC’s registered service marks.
Accelerated Return Notes®	TS-18